Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion. Dated August 19, 2026.

Pricing Supplement dated, 2026 to the
Product Supplement MLN-EI-1 dated February 26, 2025,
Product Supplement MLN-ES-ETF-1 dated February 26, 2025,
Underlier Supplement dated February 26, 2025 and Prospectus dated February 26, 2025
The Toronto-Dominion Bank
$•
Step-Down Autocallable Leveraged Barrier Notes Linked to the Least Performing of the shares of the VanEck®
Semiconductor ETF and the EURO STOXX® Banks Index Due on or about August 28, 2031

The Toronto-Dominion Bank (“TD” or “we”) is offering the Step-Down Autocallable Leveraged Barrier Notes (the “Notes”) linked to the least performing of the shares of the VanEck® Semiconductor ETF and the EURO STOXX® Banks Index (each, a “Reference Asset” and together, the “Reference Assets”). We also refer to an exchange-traded fund as an “ETF”, a Reference Asset that is a share of an ETF as an “Equity Reference Asset” and a Reference Asset that is an index as an “Index Reference Asset”.
The Notes will be automatically called on the relevant Call Payment Date (including the Maturity Date) if, on an applicable Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, which is initially equal to 100.00% of its Initial Value on the first Call Observation Date and decreases on subsequent Call Observation Dates as specified under “Summary — Call Feature” herein. If the Notes are automatically called, on the Call Payment Date we will pay a cash payment per Note equal to the Call Price, which is equal to the Principal Amount plus a return equal to the Call Premium corresponding to the applicable Call Observation Date. The applicable Call Premium (and therefore the applicable Call Price) increases the longer the Notes are outstanding and is based on a per annum rate of 29.05% (the “Call Rate”). Following an automatic call, no further amounts will be owed under the Notes.
If the Notes are not automatically called (meaning that the Closing Value of any Reference Asset on each Call Observation Date is less than its Call Threshold Value), the amount we pay at maturity, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (its “Final Value”) relative to its Initial Value and/or its Barrier Value, which is equal to 60.00% of its Initial Value, and the lowest percentage change of the Reference Assets from their respective Initial Values to Final Values (the “Least Performing Percentage Change”), calculated as follows:
•	If the Final Value of each Reference Asset is greater than its Initial Value:
$1,000 + ($1,000 × Least Performing Percentage Change × Leverage Factor)
•	If the Final Value of any Reference Asset is less than or equal to its Initial Value and the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
$1,000
•	If, however, the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + ($1,000 × Least Performing Percentage Change)
If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payment on the Notes is subject to our credit risk.

The Notes do not pay periodic interest and do not guarantee the payment of the Call Price or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Call Observation Date and the Final Valuation Date and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payment on the Notes is subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 and the product supplement MLN-ES-ETF-1, each dated February 26, 2025 (together, the “product supplements”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplements, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $870.00 and $905.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-12 and “Additional Information Regarding the Estimated Value of the Notes” on page P-26 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	Up to $41.25	At least $958.75
Total	$•	$•	$•
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $958.75 (95.875%) per Note.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of $41.25 (4.125%) per Note and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $41.25 per Note. The total “Underwriting Discount” and “Proceeds to TD” to be specified above will reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. TD may also periodically pay one or more unaffiliated dealers a structuring fee and/or marketing fee of up to $11.25 per Note with respect to some or all of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Step-Down Autocallable Leveraged Barrier Notes Linked to the Least Performing of the shares of the VanEck® Semiconductor ETF and the EURO STOXX® Banks Index Due on or about August 28, 2031

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplements, the underlier supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series H
Type of Note:	Step-Down Autocallable Leveraged Barrier Notes
Term:	Approximately 5 years, subject to an automatic call
Reference Assets:
The shares of the VanEck® Semiconductor ETF (Bloomberg ticker: SMH UQ, “SMH”) and the EURO STOXX® Banks Index (Bloomberg ticker: SX7E, “SX7E”). We also refer to SMH as an “Equity Reference Asset” and SX7E as an “Index Reference Asset”.

CUSIP / ISIN:	89115NDE1 / US89115NDE13
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	August 25, 2026
Issue Date:
August 28, 2026, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	August 25, 2031, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.
Maturity Date:	August 28, 2031, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.

TD SECURITIES (USA) LLC	P-2

Call Feature:
If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the Call Payment Date, we will pay you a cash payment per Note equal to the “Call Price”, which will be equal to the Principal Amount plus a return equal to the applicable Call Premium. The applicable Call Premium increases the longer the Notes are outstanding and is based on the Call Rate. Following an automatic call, no further amounts will be owed to you under the Notes.
The Call Observation Dates, and the corresponding Call Threshold Value, Call Premium and Call Price applicable to each Call Observation Date, are set forth in the table below.
If your Notes are automatically called, your return on the Notes will be limited to the applicable Call Premium and you will not participate in any increase of the value of any Reference Asset, which may be significant.
All amounts used in or resulting from any calculation relating to the applicable Call Premium and Call Price will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Call Observation Date(1)	Call Premium	Call Price (per Note)	Call Threshold Value
August 30, 2027	$290.500	$1,290.500	100.00% of each Reference Asset’s Initial Value
November 26, 2027	$363.125	$1,363.125	97.50% of each Reference Asset’s Initial Value
February 25, 2028	$435.750	$1,435.750	95.00% of each Reference Asset’s Initial Value
May 25, 2028	$508.375	$1,508.375	92.50% of each Reference Asset’s Initial Value
August 25, 2028	$581.000	$1,581.000	90.00% of each Reference Asset’s Initial Value
(1) Subject to postponement as described below under “— Call Observation Dates”.
Call Rate:	29.05% per annum
Call Threshold Value:
As set forth in the table above under “— Call Feature”, the Call Threshold Value is a specified value of each Reference Asset that is equal to a percentage of its Initial Value and observed to 4 decimal places, as determined by the Calculation Agent and, with respect to an Equity Reference Asset, is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

Call Observation Dates:	As set forth in the table above under “— Call Feature”, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.
Call Payment Date:
With respect to the applicable Call Observation Date, the third Business Day following such Call Observation Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

TD SECURITIES (USA) LLC	P-3

Payment at Maturity:
If the Notes are not automatically called (meaning that the Closing Value of any Reference Asset is less than its Call Threshold Value on each Call Observation Date), on the Maturity Date we will pay a cash payment, if anything, per Note equal to:
•          If the Final Value of each Reference Asset is greater than its Initial Value:
$1,000 + ($1,000 × Least Performing Percentage Change × Leverage Factor)
•         If the Final Value of any Reference Asset is less than or equal to its Initial Value and the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000
•          If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + ($1,000 × Least Performing Percentage Change).
If the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payment on the Notes is subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to SMH: $• (to be determined on the Pricing Date).
With respect to SX7E: • (to be determined on the Pricing Date).
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent and, with respect to an Equity Reference Asset, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

Closing Value:
With respect to an Index Reference Asset (or any "successor index" thereto, as defined in the product supplement MLN-EI-1) on any Trading Day, the Closing Value will be its closing value published by its sponsor (its "Index Sponsor") as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service.
With respect to an Equity Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) for that Equity Reference Asset on a per-share or other unit basis, on any Trading Day for that Equity Reference Asset or, if such Equity Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Equity Reference Asset.

Leverage Factor:	125.00%
Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to SMH: $• (60.00% of its Initial Value, to be determined on the Pricing Date).
With respect to SX7E: • (60.00% of its Initial Value, to be determined on the Pricing Date).
The Barrier Value for each Reference Asset is determined by the Calculation Agent and, with respect to an Equity Reference Asset, is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.

TD SECURITIES (USA) LLC	P-4

Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Trading Day:
With respect to an Equity Reference Asset, a day on which the principal trading market(s) for such Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
With respect to an Index Reference Asset, a day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading, as determined by the Calculation Agent.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code (as defined herein) or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplements.

Canadian Tax Treatment:	Please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences” for information concerning the Canadian tax implications of an investment in the Notes.
Record Date:	If your Notes are automatically called, the Business Day preceding the applicable Call Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Applicable, as described in the applicable product supplement.
The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 and the product supplement MLN-ES-ETF-1 (together, the “product supplements”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the applicable product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the applicable product supplement; third, the underlier supplement; and last, the prospectus. The Notes vary from the terms described in the product supplements in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplements and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
◾	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
◾	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
◾	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplements and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
The Notes Do Not Pay Interest and Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for any interest payments and you will not receive a positive return on the Notes if the Notes are not automatically called and the Final Value of any Reference Asset is equal to or less than its Initial Value. If the Notes are not automatically called and the Final Value of each Reference Asset is greater than its Initial Value, the return on the Notes may be less than if the Notes were automatically called.
Even if your return on the Notes is positive, your return may be less than that of a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes Are Subject to Reinvestment Risk and, if the Notes are Automatically Called, the Positive Return on the Notes Will Be Limited to the Applicable Call Premium.
If your Notes are automatically called, your return on the Notes will be limited to the applicable Call Premium, you will not participate in any increase of any Reference Asset from its Initial Value and no further payments will be owed to you under the Notes after the applicable Call Payment Date.
Further, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Amount Payable on the Notes is Not Linked to the Value of the Reference Assets at Any Time Other Than on the Call Observation Dates and, if Not Automatically Called, the Final Valuation Date.
Any payment on the Notes will be based on the Closing Value of the Reference Assets only on the applicable Call Observation Dates and, if the Notes are not automatically called, the Final Valuation Date. Even if the market value of each Reference Asset increases prior to a Call Observation Date but a Reference Asset then drops as of such Call Observation Date to a Closing Value that is less than its Call Threshold Value, you will not receive the Call Price on the corresponding Call Payment Date.
Similarly, the Payment at Maturity, if any, may be significantly less than if the Notes were automatically called or were linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on the Call Observation Dates or the Final Valuation Date, any payment of the applicable Call Price or the Payment at Maturity will be based solely on the Closing Value of the Reference Assets on the applicable Call Observation Date or the Final Valuation Date, respectively.
The Call Rate and Call Premiums Will Reflect, in Part, the Volatility of Each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher a Reference Asset’s volatility, the more likely it is that the Closing Value of that Reference Asset could be less than its Call Threshold Value on a Call Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the value of a Reference Asset. This greater risk will generally be reflected in a higher Call Rate and Call Premiums for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Call Rate and Call Premiums are set on the Pricing Date, a Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Call Observation Dates, resulting in no automatic call of the Notes, or on the Final Valuation Date, resulting in a loss of a significant portion or all of the Principal Amount.

TD SECURITIES (USA) LLC	P-7

You Will Have No Rights to Receive Any Shares of Any Equity Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions on Any Equity Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Equity Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the issuer of any Equity Reference Asset. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.
Risks Relating to Characteristics of the Reference Assets
There Are Market Risks Associated With Each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”) and, with respect to an Equity Reference Asset, its investment adviser (its “Investment Adviser”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement. We urge you to review financial and other information filed periodically by any Investment Adviser with the SEC.
Investors Are Exposed to the Market Risk of Each Reference Asset on Each Call Observation Date and the Final Valuation Date.
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Call Observation Date and the Final Valuation Date. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, you will receive a negative return equal to the Least Performing Percentage Change, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Receiving No Positive Return on the Notes and of Losing a Significant Portion or All of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that the Notes will not be automatically called and that you will lose a significant portion or all of your initial investment in the Notes at maturity is greater than that of otherwise substantially similar securities linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Call Threshold Value on each Call Observation Date and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that the Closing Value of one of the Reference Assets will be less than its Call Threshold Value on each Call Observation Date and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Call Rate, Barrier Values and Leverage Factor, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a lower Barrier Value and/or a higher Call Rate and/or Leverage Factor are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that the Notes will not be automatically called and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date is even greater despite a lower Barrier Value. Therefore, it is more likely that you will not receive a positive return on the Notes and that you will lose a significant portion or all of your initial investment at maturity.
We Have No Affiliation With Any Index Sponsor or Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Investment Adviser.
No Index Sponsor or Investment Adviser is an affiliate of ours and no such entity will be involved in any offering of the Notes in any way. Consequently, we have no control of any actions of any Index Sponsor or Investment Adviser, including any actions of the type that could adversely affect the value of the applicable Reference Asset or any amount payable on the Notes. No Index Sponsor or Investment Adviser has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor or Investment Adviser has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be delivered to any Index Sponsor or Investment Adviser, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to the applicable Reference Asset.

TD SECURITIES (USA) LLC	P-8

The Value of an Equity Reference Asset May Not Completely Track Its NAV.
The net asset value (“NAV”) of an ETF, including an Equity Reference Asset, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the applicable Equity Reference Asset and may adversely affect the liquidity and prices of such Equity Reference Asset, perhaps significantly. For any of these reasons, the market value of an Equity Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to an Equity Reference Asset Could Adversely Affect the Notes.
The Investment Adviser (as specified under “Information Regarding the Reference Assets”) for each Equity Reference Asset is responsible for calculating and maintaining the applicable Equity Reference Asset. An Investment Adviser can add, delete or substitute the Reference Asset Constituents for its Equity Reference Asset. An Investment Adviser may make other methodological changes to its Equity Reference Asset that could change the value of such Equity Reference Asset at any time. If one or more of these events occurs, the Closing Value of such Equity Reference Asset may be adjusted to reflect such event or events, which could adversely affect whether and the extent to which any amounts may be payable on the Notes and/or the market value of the Notes.
Changes that Affect the Index Reference Assets May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of each Index Sponsor concerning the calculation of the applicable Index Reference Asset, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Index Reference Asset and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Index Reference Asset, or if an Index Sponsor discontinues or suspends calculation or publication of the applicable Index Reference Asset. If events such as these occur, the Calculation Agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.
Changes that Affect the Target Index of the VanEck® Semiconductor ETF Will Affect the Market Value of, and Return on, the Notes.
The VanEck® Semiconductor ETF is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of the sponsor of its Target Index (an “Index Sponsor”) concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the sponsor of its Target Index changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a Target Index of an ETF include those discussed in the product supplement MLN-ES-ETF-1, which you should review.
The Performance of the VanEck® Semiconductor ETF May Not Correlate With That of Its Target Index.
The performance of the VanEck® Semiconductor ETF may not exactly replicate the performance of its Target Index because the VanEck® Semiconductor ETF will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the VanEck® Semiconductor ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the VanEck® Semiconductor ETF, differences in trading hours between the VanEck® Semiconductor ETF and its Target Index or due to other circumstances.
There Are Liquidity and Management Risks Associated with an ETF and the VanEck® Semiconductor ETF Utilizes a Passive Indexing Investment Approach.
Although shares of the VanEck® Semiconductor ETF are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The VanEck® Semiconductor ETF is subject to management risk, which is the risk that its Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the VanEck® Semiconductor ETF is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from its Target Index, the VanEck® Semiconductor ETF generally would not sell a stock because that stock’s issuer was in financial trouble.

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The Notes are Subject to Risks Associated with Mid-Capitalization Companies.
The Notes are subject to risks associated with mid-capitalization companies because the Reference Asset Constituents of the VanEck® Semiconductor ETF are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
The Notes Are Subject to Risks Associated With the Semiconductor Industry.
The Notes are subject to risks associated with the semiconductor sector because the VanEck® Semiconductor ETF is comprised of the stocks of companies in the semiconductor industry. All or substantially all of the constituents of the VanEck® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the semiconductor sector. Market or economic factors impacting semiconductor companies and companies that rely heavily on technological advances could have a major effect on the value of the VanEck® Semiconductor ETF’s investments. The value of stocks of semiconductor companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from non-U.S. competitors with lower production costs. Stocks of semiconductor companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Semiconductor companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the semiconductor sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.
The Notes May Be Subject to Non-U.S. Currency Exchange Rate Risk.
The Reference Asset Constituents held by the VanEck® Semiconductor ETF and the Reference Asset Constituents of the EURO STOXX® Banks Index may be traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of such Reference Asset Constituents that are quoted and traded in a currency other than U.S. dollars are converted into U.S. dollars for purposes of calculating the price of the VanEck® Semiconductor ETF and the level of the EURO STOXX® Banks Index. As a result, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such Reference Asset Constituents are denominated. The values of the currencies of such Reference Asset Constituents may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The price of the VanEck® Semiconductor ETF and the level of the EURO STOXX® Banks Index will depend on the extent to which the relevant non-U.S. currencies, if any, strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Reference Asset Constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of such Reference Asset Constituents, and therefore the price of the VanEck® Semiconductor ETF and the level of the EURO STOXX® Banks Index, will be adversely affected and the value of, and return on, the Notes may decrease.
The U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on the market value of, and return on, your Notes and the trading market for your Notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your Notes.
The Notes are Subject to Risks Associated with Non-U.S. Securities.
The Notes are subject to risks associated with non-U.S. securities because the VanEck® Semiconductor ETF includes Reference Asset Constituents that are issued by non-U.S. companies. Market developments may affect non-U.S. companies differently from U.S. companies and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable Reference Asset Constituents include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Additionally, pursuant to certain executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, the Index Sponsor of the Target Index of the VanEck® Semiconductor ETF, as defined herein, publicly announced that it removed the equity securities of a small number of companies from such Target Index and the investment adviser of the VanEck® Semiconductor ETF also publicly announced that it removed affected stocks from such ETF. If the issuer of any existing Reference Asset

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Constituent of such ETF is in the future designated as such a prohibited company, the value of such Reference Asset Constituent may be adversely affected, perhaps significantly, which would adversely affect the performance of its Target Index and such ETF. In addition, under these circumstances, the Index Sponsor of the Target Index and the investment adviser of the VanEck® Semiconductor ETF have publicly announced that they intend to remove any such Reference Asset Constituent from its Target Index and such ETF, respectively. Any changes to the composition of the VanEck® Semiconductor ETF or its Target Index in response to the executive orders described above could adversely affect the performance of such ETF and, therefore, the market value of, and return on, the Notes.
The EURO STOXX® Banks Index Reflects Price Return, not Total Return.
The return on the Notes is based on the performance of the EURO STOXX® Banks Index, which reflects the changes in the market prices of its Reference Asset Constituents. The EURO STOXX® Banks Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Reference Asset Constituents. The return on the Notes will not include such a total return feature or dividend component.
The Notes are Subject to Currency Exchange Risk.
The Notes are subject to currency exchange risk because the Reference Asset Constituents of the EURO STOXX® Banks Index are quoted and traded in one or more non-U.S. currencies. Neither the level of such index nor the value of the Notes will be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which such Reference Asset Constituents are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return on the Notes.
The Notes are Subject to Risks Associated with Non-U.S. Securities Markets.
The value of the Notes is linked to the EURO STOXX® Banks Index and its Reference Asset Constituents, which are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a negative effect on non-U.S. securities prices.
The Notes may also be subject to regulatory risks, including sanctions, because the EURO STOXX® Banks Index is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by its Index Sponsor in response to any such developments could adversely affect the performance of the EURO STOXX® Banks Index and, as a result, the market value of, and return on the Notes. Additionally, following certain events, if the Calculation Agent determines that a change in law has occurred, then the Calculation Agent may select a successor index, reference a replacement basket or use an alternative method of calculation, or, if it determines that no successor index, replacement basket or alternative method of calculation is available, it may deem the Reference Asset’s Closing Level on a Trading Day reasonably proximate to the date of such event to be its Closing Level on each applicable date. For additional information, see the section “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation” in the corresponding product supplement.
The Notes are Subject to Risks Associated with the Banking Industry.
The Notes are subject to market risks associated with the banking industry because the Reference Asset Constituents of the EURO STOXX® Banks Index are all associated with the banking industry. Accordingly, such index is more likely to be adversely affected by any negative performance of banking companies than an index that has more diversified holdings across a number of sectors. Stock prices for banking companies are affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments those companies can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability for banking companies is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition, as competition is high among banking companies and failure to maintain or increase market share may result in lost market value. In addition, changes in governmental regulation and oversight of financial institutions such as banks and broker-dealers may have an adverse effect on the financial condition of a financial institution and changes in the creditworthiness of financial institutions may adversely affect the values of instruments of issuers in financial industries.

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The EURO STOXX® Banks Index May Be Disproportionately Affected By the Performance of a Small Number of Reference Asset Constituents.
The EURO STOXX® Banks Index consists of a small number of Reference Asset Constituents and a relatively small number of Reference Asset Constituents comprise a majority of the EURO STOXX® Banks Index. As a result, a decline in the prices of one or more of these companies, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the EURO STOXX® Banks Index even if none of the other Reference Asset Constituents are affected by such events. Because of the weighting of the Reference Asset Constituents, the payment at maturity could be less than the amount you would have received if you had invested in a product linked to an index that capped the maximum weight of any one stock to a low amount or that equally weighted all constituents of such index.

Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected to Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

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The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you are able to sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of each Reference Asset remains greater than or equal to its Barrier Value or increases to greater than its Call Threshold Value or its Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the return on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplements.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Including a Change in Law Event, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Value, and therefore the Call Threshold Value and Barrier Value of an Equity Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Equity Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1. The Calculation Agent will not be required to make an adjustment for every event that may affect an Equity Reference Asset. Furthermore, in certain situations, such as when a Reference Asset undergoes a Reorganization Event or a Reference Asset is delisted, such Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement MLN-ES-ETF-1 under “General Terms of the Notes”. Similarly, the Calculation Agent may select a Substitute Equity Security if a Change in Law Event (as defined in the product supplement) occurs with respect to a Reference Asset. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Assets, those events or other actions affecting a Reference Asset, or a third party may nevertheless adversely affect the price of the applicable Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
The Call Observation Dates, the Final Valuation Date and the Related Payment Dates Are Subject to Market Disruption Events and Postponements.
Each Call Observation Date, the Final Valuation Date and the related payment dates (including the Maturity Date) are subject to postponement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplements. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.

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Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amount Payable On, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of a Reference Asset and, therefore, the market value of, and return on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amount due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplements. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined below under “Supplemental Discussion of Canadian Tax Consequences”) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Values, Closing Values, Final Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether the Notes are subject to an automatic call and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, the Closing Value or the Final Value of any Reference Asset, or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for Reference Asset A and Reference Asset B, respectively, Initial Values of $600.00 and 300.00, Call Threshold Values as set forth in the table below, Barrier Values of $360.00 and 180.00 (each 60.00% of its Initial Value), a Leverage Factor of 125.00%, a Call Rate of 29.05% per annum, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Call Observation Date or the Final Valuation Date. The actual terms of the Notes will be set forth in the final pricing supplement.

Call Observation Date	Call Premium	Call Price (per Note)	Call Threshold Value
1st	$290.500	$1,290.500	100.00% of each Reference Asset’s Initial Value
2nd	$363.125	$1,363.125	97.50% of each Reference Asset’s Initial Value
3rd	$435.750	$1,435.750	95.00% of each Reference Asset’s Initial Value
4th	$508.375	$1,508.375	92.50% of each Reference Asset’s Initial Value
5th	$581.000	$1,581.000	90.00% of each Reference Asset’s Initial Value

Example 1 —	The Closing Value of Each Reference Asset is Greater Than or Equal to its Call Threshold Value on the First Call Observation Date and the Notes Are Automatically Called.
Date	Closing Values	Payment (per Note)
First Call Observation Date	Reference Asset A: $650.00 (greater than or equal to its Call Threshold Value) Reference Asset B: 320.00 (greater than or equal to its Call Threshold Value)	$1,000.00 (Principal Amount) + $290.50 (Applicable Call Premium) $1,290.50 (Total Payment upon Automatic Call)
	Total Payment on Call Payment Date	$1,290.50 (29.05% total return)
Because the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value on the first Call Observation Date (which is approximately 12 months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,290.50 per Note, reflecting the Principal Amount plus the applicable Call Premium, for a total return of 29.05% on the Notes. No further amounts will be owed under the Notes.

Example 2 —
The Closing Value of at Least One Reference Asset is Less Than its Call Threshold Value on Each Call Observation Date, the Notes are NOT Automatically Called and the Final Value of Each Reference Asset is Greater Than its Initial Value.

Date	Closing Values	Payment (per Note)
First through Fifth Call Observation Date	Reference Asset A: Various (all greater than or equal to its Call Threshold Value) Reference Asset B: Various (all less than its Call Threshold Value)	$0.00
Final Valuation Date	Reference Asset A: $630.00 (greater than its Initial Value) Reference Asset B: 330.00 (greater than its Initial Value)	$1,000 + ($1,000 × Least Performing Percentage Change × Leverage Factor)

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= $1,000 + ($1,000 × 5.00% × 125.00%) = $1,062.50
Total Payment on Maturity Date	$1,062.50 (6.25% total return)
Because the Closing Value of at least one Reference Asset is less than its Call Threshold Value on each Call Observation Date, the Notes will not be automatically called. Because the Final Value of each Reference Asset is greater than its Initial Value, on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of (i) the Principal Amount multiplied by (ii) the Least Performing Percentage Change multiplied by (iii) the Leverage Factor, a total of $1,062.50 per Note, for a total return of 6.25% on the Notes.
Example 3 —
The Closing Value of at Least One Reference Asset is Less Than its Call Threshold Value on Each Call Observation Date, the Notes are NOT Automatically Called, the Final Value of Any Reference Asset is Equal to or Less Than its Initial Value and the Final Value of Each Reference Asset is Greater than or Equal To its Barrier Value.

Date	Closing Values	Payment (per Note)
First through Fifth Call Observation Date	Reference Asset A: Various (all less than its Call Threshold Value) Reference Asset B: Various (all greater than or equal to its Call Threshold Value)	$0.00
Final Valuation Date	Reference Asset A: $360.00 (less than or equal to its Initial Value; greater than or equal to its Barrier Value) Reference Asset B: 405.00 (greater than or equal to its Initial Value and Barrier Value)	$1,000.00
	Total Payment on Maturity Date	$1,000.00 (0.00% total return)
Because the Closing Value of at least one Reference Asset is less than its Call Threshold Value on each Call Observation Date, the Notes will not be automatically called. Because the Final Value of at least one Reference Asset is less than or equal to its Initial Value and the Final Value of each Reference Asset is greater than or equal to its Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,000.00 per Note, reflecting the Principal Amount, for a total return of 0.00% per Note.

Example 4 —
The Closing Value of at Least One Reference Asset is Less Than its Call Threshold Value on Each Call Observation Date, the Notes are NOT Automatically Called and the Final Value of Any Reference Asset is Less Than its Barrier Value.

Date	Closing Values	Payment (per Note)
First through Fifth Call Observation Date	Reference Asset A: Various (all less than its Call Threshold Value) Reference Asset B: Various (all greater than or equal to its Call Threshold Value)	$0.00
Final Valuation Date	Reference Asset A: $620.00 (greater than or equal to its Initial Value and Barrier Value) Reference Asset B: 120.00 (less than its Barrier Value)	= $1,000 + ($1,000 × Least Performing Percentage Change) = $1,000 + ($1,000 × -60.00%) = $400.00 (Payment at Maturity)
Because the Closing Value of at least one Reference Asset is less than its Call Threshold Value on each Call Observation Date, the Notes will not be automatically called. Because the Final Value of at least one Reference Asset is less than its Barrier Value, on the Maturity Date we will pay you a cash payment that is less than the Principal Amount, if anything, equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, a total of $400.00 per Note, for a loss of 60.00% per Note.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payment on the Notes is subject to our credit risk.

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The following table illustrates the hypothetical return profile for the Notes on the Maturity Date (assuming that the Notes are not automatically called), based on the hypothetical terms set forth above and assuming that the investor purchased the Notes at the public offering price and held the Notes until the Maturity Date. The returns and losses illustrated in the following table are not estimates or forecasts of the Percentage Change of the Least Performing Reference Asset or the return or loss on the Notes. Neither TD nor the Agent is predicting or guaranteeing any gain or particular return on the Notes.

Payment at Maturity If the Notes Are Not Automatically Called
Hypothetical Least Performing Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Notes (%)
40.00%	$1,500.00	50.00%
30.00%	$1,375.00	37.50%
20.00%	$1,250.00	25.00%
10.00%	$1,125.00	12.50%
5.00%	$1,062.50	6.25%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

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Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, methods of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset.
Such information reflects the policies of, and is subject to change by, its Index Sponsor or Investment Adviser, as applicable. The Index Sponsor or Investment Adviser, as applicable, owns the copyright and all other rights to the relevant Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the relevant Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by an Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg. The Closing Values for an Equity Reference Asset may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.

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VanEck® Semiconductor ETF
We have derived all information contained herein regarding the VanEck® Semiconductor ETF (the “SMH Fund”) and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to change by the SMH Fund’s investment adviser, Van Eck Associates Corporation (“Van Eck” or the “investment adviser”) and the index sponsor of the Target Index, as defined below.
The SMH Fund is one of the separate investment portfolios that constitute the VanEck® ETF Trust (“VanEck Trust”). The SMH Fund seeks to provide investment results that correspond generally to the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (the “Target Index”). The Target Index tracks the performance of the largest U.S.-listed companies that generate at least 50% of their revenues from semiconductors, and contains only companies which are engaged primarily in the production of semiconductors and semiconductor equipment. The Target Index is calculated, maintained and published by, MV Index Solutions GmbH (the “Index Sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.
Select information regarding the SMH Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the SMH Fund’s website. Expenses of the SMH Fund reduce the net asset value of the assets held by the SMH Fund and, therefore, reduce the value of the shares of the SMH Fund.
The SMH Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the Target Index by investing in a portfolio of securities that generally replicates the Target Index. The SMH Fund normally invests at least 80% of its total assets in securities that comprise the Target Index. The SMH Fund may concentrate its investments in a particular industry or group of industries to the extent that the Target Index concentrates in an industry or group of industries. The SMH Fund may or may not hold all of the securities that are included in the Target Index.
Shares of the SMH Fund are listed on the Nasdaq Stock Market under ticker symbol “SMH”.
Information from outside sources including, but not limited to the prospectus related to the SMH Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SMH Fund or the Target Index.
Information filed by the SMH Fund with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360.
Historical Information
The graph below illustrates the performance of SMH from August 18, 2016 through August 18, 2026.
VanEck® Semiconductor ETF (SMH)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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EURO STOXX® Banks Index
We have derived all information regarding the EURO STOXX® Banks Index (“SX7E”) contained herein, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited.
STOXX Limited has no obligation to continue to publish the SX7E, and may discontinue publication of the SX7E at any time. The SX7E is determined, comprised and calculated by STOXX Limited without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — The EURO STOXX® Banks Index the SX7E is a free-float market capitalization-weighted index that tracks the companies in the Banks supersector of the STOXX® Europe 600 Index from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Historical Information
The graph below illustrates the performance of SX7E from August 18, 2016 through August 18, 2026.
EURO STOXX® Banks Index (SX7E)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplements and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Except as discussed below under “Non-U.S. Holders”, this discussion applies to you only if you are a U.S. holder, as defined in the product supplements. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this treatment, upon the taxable disposition (including cash settlement) of your Notes you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition and your tax basis in the Notes. Your tax basis in a Note generally should equal your cost for the Note. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Although uncertain, it is possible that the Call Premium, or proceeds received from the taxable disposition of your Notes prior to the Call Payment Date that could be attributed to the expected Call Premium, could be treated as ordinary income or as short-term capital gain. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the accompanying product supplements. You should consult your tax advisor regarding the risk.
Section 1260. Because the issuer of each Equity Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the applicable product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplements, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent Issuer of an Index Reference Asset would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisors regarding the possible consequences to you if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment

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income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Equity Reference Asset issuer or any Reference Asset Constituent Issuer of an Index Reference Asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to any Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

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Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non- U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

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Supplemental Discussion of Canadian Tax Consequences
The following section supersedes and replaces in its entirety the section of the product supplements under “Supplemental Discussion of Canadian Tax Consequences” and the section “Tax Consequences — Canadian Taxation” in the prospectus.
In the opinion of Osler, Hoskin & Harcourt LLP, special Canadian tax counsel to TD, the following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a Note pursuant to this pricing supplement, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with TD and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the Note, (ii) is entitled to receive all payments (including any interest and principal) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) is not an entity in respect of which TD is a “specified entity” for purposes of the rules regarding “hybrid mismatch arrangements” (both as defined in the Canadian Tax Act), (v) holds the Note as capital property, (vi) does not use or hold and is not deemed to use or hold the Note in or in the course of carrying on a business in Canada and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in the Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or non-Canadian tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
This summary assumes that no amount paid or payable to a holder described herein will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act.
The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this pricing supplement. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.
Based in part on the published administrative position of the CRA, any amount in excess of the Principal Amount of a Note paid or credited or deemed for purposes of the Canadian Tax Act to be paid or credited to a Non-resident Holder on the Note should not be subject to Canadian non-resident withholding tax. Should payments with respect to the Notes become subject to such withholding tax, TD will withhold tax at the applicable statutory rate and will not make payments of any additional amounts.
GENERALLY, THERE ARE NO OTHER CANADIAN TAXES ON INCOME (INCLUDING TAXABLE CAPITAL GAINS) PAYABLE BY A NON-RESIDENT HOLDER UNDER THE CANADIAN TAX ACT SOLELY AS A CONSEQUENCE OF THE ACQUISITION, OWNERSHIP OR DISPOSITION OF A NOTE.

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less an underwriting discount of up to the underwriting discount specified on the cover page hereof and may use all or a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The total “Underwriting Discount” and “Proceeds to TD” to be specified on the cover hereof will reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. The Notes will generally be offered to the public at the public offering price, provided that certain fee based advisory accounts may purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. TD may also periodically pay one or more unaffiliated dealers a structuring fee and/or marketing fee per Note in the amount indicated on the cover hereof with respect to some or all of the Notes. We or one of our affiliates will also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. The costs included in the public offering price will also include fees paid by us or one of our affiliates to one or more other electronic platforms for providing certain other electronic platform services with respect to this offering, where selected dealers implement or utilize such providers. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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